Exhibit 10.1

GIBRALTAR INDUSTRIES, INC.
MANAGEMENT STOCK PURCHASE PLAN

_____________________________

Second Amendment
______________________________

Recitals:

Effective as of May 7, 2015, Gibraltar Industries, Inc., a Delaware corporation with offices at 3556 Lake Shore Road, Buffalo, New York (the “Company”) established the Gibraltar Industries, Inc. 2015 Equity Incentive Plan (the “Omnibus Plan”) to enable the Company to grant awards of equity based compensation to its employees and to non-employee directors, consultants and service providers.

In addition, effective as of May 7, 2015, the Company established the Gibraltar Industries, Inc. 2015 Management Stock Purchase Plan (as amended, the “Plan”) to set forth a uniform set of principals under which certain of the Company’s management employees and non-Employee Directors would be permitted to receive Restricted Stock Units which the Company is authorized to issue pursuant to the Omnibus Plan.

Effective as of January 1, 2016, the Plan was amended in connection with a change in the structure of the annual cash and equity based compensation which is payable to non-employee Directors and to include certain technical provisions relating to the application of Section 409A of the Internal Revenue Code to the Plan.

The Compensation Committee has approved an amendment to the Plan to prevent Eligible Employees who are Canadian residents from incurring adverse tax consequences based on certain payment features contained in the Plan.

The Compensation Committee has approved the adoption of this amendment to effect the changes in the Plan described above.

Adoption:

NOW, THEREFORE, in connection with the foregoing, the Company hereby adopts the following as the Second Amendment to the Gibraltar Industries, Inc. 2015 Management Stock Purchase Plan effective as of May 7, 2015:

1.Capitalized terms that used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan.
2.    Article 8 of the Plan is hereby amended to prevent Eligible Employees who are Canadian residents from incurring adverse tax consequences by the addition of a new Section 8.09 to read as follows:

Exhibit 10.1

“8.09 Special Provisions Applicable to Canadian Residents. (a) Under the provisions of the Income Tax Act (Canada) and the Income Tax Regulations made thereunder (including Regulation Section 6801(d))(hereinafter referred to as the “Canadian Tax Rules”), the deferral of taxation which is contemplated to be provided by the Plan will not be available to Participants who are Canadian residents if and to the extent that such Participants have the right to receive payment of amounts attributable to the Award: (1) prior to the death, retirement or termination of employment of the Participant; or (2) after the end of the calendar year following the calendar year in which the death, retirement or termination of employment occurs. In connection with the foregoing, notwithstanding anything to the contrary contained in the foregoing provisions of the Plan, if and to the extent that a Participant in the Plan is a Canadian resident, the Participant (1) shall not be entitled to receive payment of any amounts credited to such Participant’s Account unless and until such Participant has incurred a termination of his employment; and (2) shall not be permitted to receive or to elect to receive payment of the amounts credited to such Participant’s Account in any form or time of payment other than the lump sum form and time of payment provided for by the Plan. For the avoidance of doubt, the requirement that Participants who are Canadian residents incur a termination of employment as a condition to their entitlement to receive payment of amounts accrued for their benefit under the terms of the Plan shall be deemed and construed to supersede the provisions of the Plan which provide for payment of amounts accrued for the benefit of Participants upon the occurrence of a Change in Control and, as a consequence, following the occurrence of a Change in Control, Participants who are Canadian residents shall not be entitled to receive payment of amounts accrued for their benefit under the Plan until they have incurred a termination of their employment.

(b)    This Section 8.09(b) shall only apply in respect of the Account of a Participant for whom distribution from the Account is subject to U.S. taxation and who would also be liable to tax in respect of such payment, if made as otherwise provided, under the Canadian Tax Rules:

(i)    If a payment in respect of an Account would be required to be made at any time and such payment would, if made, comply with the Canadian Tax Rules but would otherwise violate the requirements of Section 409A, then, notwithstanding any other provision of the Plan and this Section 8.09:

(A)    unless the Committee determines that payments in respect of the Account can be made in some other manner and at such other time in compliance with the Canadian Tax Rules and Section 409A, the Participant shall immediately forfeit the Account (for the avoidance of doubt, without compensation therefor in any manner whatsoever), and

(B)    where the Account is not forfeited as provided in paragraph (A) above, amounts shall thereafter be paid in the manner and at such time as the Committee determines is in compliance with the Canadian Tax Rules and Section 409A.

(ii)    If a payment in respect of an Account is otherwise required to be made at any time and such payment would, if made, comply with Section

Exhibit 10.1

409A but would violate the Canadian Tax Rules, then, notwithstanding any other provision of the Plan and this Section 8.09,

(A)    unless the Committee determines that payment in respect of the Account can be made in some other manner and at such other time in compliance with Section 409A without violating the Canadian Tax Rules, such payment shall be made to a trustee to be held in trust for the benefit of the Participant in a manner that causes the payment to be included in the Participant’s U.S. taxable income under the Code and does not violate the Canadian Tax Rules, and amounts shall thereafter be paid out of the trust for the benefit of the Participant at such time and in such manner as complies with the requirements of the Canadian Tax Rules, and

(B)    where an amount is not paid to a trustee as provided in paragraph (A) above, amounts shall thereafter be paid in the manner and at such time as the Committee determines is in compliance with Section 409A without violating the Canadian Tax Rules.”

IN WITNESS WHEREOF, Gibraltar Industries, Inc. has caused this Second Amendment to the Gibraltar Industries, Inc. 2015 Management Stock Purchase Plan to be executed as of this ____ day of January, 2016.

GIBRALTAR INDUSTRIES, INC.

By: __________________________